EXHIBIT 5

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

August 16, 2010

MediaMind Technologies Inc.
135 West 18th Street, 5th Floor
New York, NY  10011

Ladies and Gentlemen:

We have acted as special counsel for MediaMind Technologies Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 16,770,172 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, deliverable pursuant to the MediaMind Technologies Inc. 2007 Stock Option and Incentive Plan (the “Plan”).

We have examined such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

Upon the basis of the foregoing, we are of the opinion that the Shares, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP